Exhibit 5.1
[Letterhead of Simpson Thacher & Bartlett LLP]
Celanese Corporation
1601 West LBJ Freeway
Dallas, TX 75234-6034
Ladies and Gentlemen:
     We have acted as counsel to Celanese Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to an unspecified number of shares of Series A common stock of the Company, par value $.0001 per share (the “Common Stock”), and an unspecified number of shares of preferred stock of the Company, par value $.01 per share (the “Preferred Stock”). Pursuant to Rule 415 under the Act,       shares (the “Company Common Shares”) of Common Stock are being offered and sold by the Company,       shares (the “Stockholder Common Shares”) of Common Stock are being offered and sold by certain selling stockholders of the Company, and       shares (the “Preferred Shares”) of Preferred Stock are being offered and sold by the Company in connection with the offering described in the prospectus (the “Prospectus”) contained in the Registration Statement and one or more supplements to the Prospectus dated the date hereof (each, a “Prospectus Supplement”).
     We have examined the Registration Statement, the Prospectus, the Prospectus Supplements, forms of the share certificates for the Common Stock and Preferred Stock, and a form of the Certificate of Designations for the Preferred Stock, which have been filed with the Commission as exhibits to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to these opinions, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.
     In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.
     Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

2

1.	Upon payment and delivery in accordance with the definitive underwriting agreement, the Company Common Shares will be validly issued, fully paid and nonassessable.

2.	The Stockholder Common Shares are validly issued, fully paid and nonassessable.

3.	Upon payment and delivery in accordance with the definitive underwriting agreement, the Preferred Shares will be validly issued, fully paid and nonassessable.
     We do not express any opinion herein concerning any law other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).
     We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the caption “Validity of the Shares” in the Prospectus included in the Registration Statement.

Very truly yours,